Exhibit 99.1
Avago Technologies Announces Dividend and
Authorization for Share Repurchase Program
SAN JOSE, Calif. and SINGAPORE — June 9, 2011 — Avago Technologies Limited (Nasdaq: AVGO), a leading supplier of analog interface components for communications, industrial and consumer applications, today announced that its Board of Directors has approved a quarterly interim cash dividend of $0.09 per ordinary share and has authorized the repurchase of up to 15 million of the Company’s ordinary shares, not to exceed $500 million of its shares in the aggregate.
The dividend is payable on June 30, 2011 to shareholders of record at the close of business (5:00p.m.) Eastern Time on June 17, 2011.
The authorization of the share repurchase program was made pursuant to the share purchase mandate approved by the Company’s shareholders at its 2011 annual general meeting, which authorizes the repurchase by the Company of up to 10% of its outstanding ordinary shares prior to the date of the Company’s 2012 annual general meeting. Share repurchases, if any, will be made in the open market at such times and in such amounts as the Company deems appropriate. The Company intends to effect any share purchases in compliance with Securities and Exchange Commission Rule 10b-18 or pursuant to a trading plan adopted pursuant to Rule 10b5-1. The timing and actual number of shares repurchased will depend on a variety of factors including price, market conditions and applicable legal requirements. The share repurchase program does not obligate the Company to repurchase any specific number of shares and may be suspended or terminated at any time without prior notice.
About Avago Technologies Limited
Avago Technologies Limited is a leading designer, developer and global supplier of a broad range of analog semiconductor devices with a focus on III-V based products. Our product portfolio is extensive and includes over 6,500 products in four primary target markets: wireless communications, wired infrastructure, industrial and automotive electronics, and consumer and computing peripherals.
Cautionary Note Regarding Forward-Looking Statements
This announcement contains forward-looking statements which address our expected future business and financial performance, including statements regarding Avago’s plans and expectations with respect to its share repurchase program. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future Company or industry performance, based on management’s judgment, beliefs, current trends and market conditions, and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. Accordingly, we caution you not to place undue reliance on these statements. For Avago, particular uncertainties that could materially affect future results, and therefore our ability to pay dividends, whether or not we will complete our share repurchase program during any particular time frame or at all and whether our cash and short term investments will be sufficient to fund our share repurchase program, include cyclicality in the semiconductor industry or in our target markets and general economic conditions; quarterly and annual fluctuations in operating results; our competitive performance and ability to continue achieving design wins with our customers; our ability to generate cash sufficient to fund our research and development, capital expenditures and other business needs; our increased dependence on outsourced service providers for certain key business services and their ability to execute to our requirements; our dependence on contract manufacturing and outsourced supply chain; loss of our significant customers; our ability to maintain tax concessions in certain jurisdictions; our ability to protect our intellectual property and any associated increases in litigation expenses; any expenses associated with resolving customer product and warranty and indemnification claims; costs associated with and our ability to achieve the growth prospects and synergies expected from our acquisitions; delays and challenges associated with integrating acquired companies with our existing businesses; our ability to improve our cost structure through our manufacturing outsourcing program; and other events and trends on a national, regional and global scale, including those of a political, economic, business, competitive and regulatory nature. Our Quarterly Report on Form 10-Q filed on March 10, 2011 and other filings with the Securities and Exchange Commission, or “SEC” (which you may obtain for free at the SEC’s website at http://www.sec.gov) discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.
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Contacts:
Avago Technologies Limited
Jacob Sayer, +1-408-435-7400
VP Business Development and IR
investor.relations@avagotech.com